Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

NetScaler, Inc.

Year ended June 30, 2005

NetScaler, Inc.

Consolidated Financial Statements

Year ended June 30, 2005

Report of Independent Auditors

The Board of Directors and Stockholders of

NetScaler, Inc.

We have audited the accompanying consolidated balance sheet of NetScaler, Inc. as of June 30, 2005, and the related consolidated statements of operation, stockholders’ equity, and cash flow for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NetScaler, Inc. at June 30, 2005, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Palo Alto, California

October 12, 2005

NetScaler, Inc.

Consolidated Balance Sheets

June 30, 2005

Assets
Current assets:
Cash and cash equivalents	$4,264,677
Accounts receivable (net of allowance for doubtful accounts of $583,754)	8,909,627
Inventories	746,474
Prepaids and other current assets	1,911,280

Total current assets	15,832,058

Restricted cash	65,320
Property and equipment, net	2,167,924
Other assets	500,116

Total assets	$18,565,418

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,205,094
Accrued compensation and related expenses	2,651,620
Other accrued liabilities	2,975,586
Deferred revenue, current portion	6,446,677

Total current liabilities	13,278,977

Deferred revenue, less current portion	1,513,089

Total liabilities	14,792,066

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 15,548,000 shares authorized, issuable in series:
Series 1 convertible, 11,818,000 shares designated, 11,818,000 shares issued and outstanding (liquidation preference of $13,000,000)	11,818
Series 2 convertible, 3,730,000 shares designated, 3,542,645 shares issued and outstanding (liquidation preference of $20,000,000)	3,543
Common stock, $0.001 par value, 30,000,000 shares authorized, 6,335,356 shares issued and outstanding	6,335
Additional paid-in capital	80,600,299
Deferred stock-based compensation	(48,667)
Accumulated other comprehensive loss	(35,416)
Accumulated deficit	(76,764,560)

Total stockholders’ equity	3,773,352

Total liabilities and stockholders’ equity	$18,565,418

See accompanying notes.

NetScaler, Inc.

Consolidated Statement of Operations

Year ended June 30, 2005

Net revenues	$28,634,312
Cost of revenues	8,060,888

Gross profit	20,573,424
Operating expenses:
Research and development	8,092,084
Sales and marketing	21,950,278
General and administrative	3,778,884

Total operating expenses	33,821,246

Operating loss	(13,247,822)
Interest expense	(176,895)
Interest and other income	165,905
Foreign exchange gain	21,096

Loss before provision for income taxes	(13,237,716)

Provision for income taxes	(48,042)

Net loss	$(13,285,758)

See accompanying notes.

NetScaler, Inc.

Consolidated Statement of Stockholders’ Equity

Year ended June 30, 2005

	Preferred Stock		Common Stock		Additional Paid-In Capital	Deferred Stock-Based Compensation	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at June 30, 2004	15,360,645	$15,361	4,647,982	$4,648	$80,165,968	$(2,516)	$(18,157)	$(63,478,802)	$16,686,502
Issuance of shares of common stock for cash upon exercise of stock options	—	—	1,742,374	1,742	252,551	—	—	—	254,293
Repurchase of common stock issued upon exercise of stock purchase rights	—	—	(55,000)	(55)	(7,295)	—	—	—	(7,350)
Stock-based compensation incurred	—	—	—	—	189,075	(189,075)	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	142,924	—	—	142,924
Comprehensive loss:
Currency translation adjustment	—	—	—	—	—	—	(17,259)	—	(17,259)
Net loss	—	—	—	—	—	—	—	(13,285,758)	(13,285,758)

									(13,303,017)

Balance at June 30, 2005	15,360,645	$15,361	6,335,356	$6,335	$80,600,299	$(48,667)	$(35,416)	$(76,764,560)	$3,773,352

See accompanying notes.

NetScaler, Inc.

Consolidated Statement of Cash Flows

Year ended June 30, 2005

Operating activities
Net loss	$(13,285,758)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,049,094
Employee and non-employee stock-based compensation	142,924
Changes in operating assets and liabilities:
Accounts receivable	(4,669,897)
Inventories	(280,418)
Prepaids and other current assets	(836,219)
Other assets	(135,599)
Accounts payable	(185,782)
Accrued compensation and related expenses	1,033,845
Other accrued liabilities	1,964,590
Deferred revenue	4,678,589

Net cash used in operating activities	(9,524,631)
Investing activities
Purchases of property and equipment	(2,144,445)

Net cash used in investing activities	(2,144,445)
Financing activities
Repayment of loan arrangement	(125,000)
Repayment of borrowing under bank financing arrangements, net	(1,999,363)
Repurchase of common stock issued upon exercise of stock purchase rights	(7,350)
Proceeds from issuance of common stock upon exercise of stock options	254,293

Net cash provided by financing activities	(1,877,420)
Effect of exchange rate changes on cash	(17,259)

Net increase in cash and cash equivalents	(13,563,755)
Cash and cash equivalents at beginning of year	17,828,432

Cash and cash equivalents at end of year	$4,264,677

Supplemental disclosure of cash flow information
Cash paid for interest	$176,895
Cash paid for taxes	$7,613

See accompanying notes.

NetScaler, Inc.

Notes to Consolidated Financial Statements

Year ended June 30, 2005

1. Summary of Significant Accounting Policies

Description of Business

NetScaler, Inc. (the “Company”) was incorporated on December 9, 1997, in the state of Delaware and provides networking systems that enable the fast and secure delivery of applications by integrating a unique suite of optimization, security and switching capabilities.

Since inception on December 9, 1997, the Company has incurred cumulative net losses of $76,764,560 through June 30, 2005, and expects to continue to incur losses on both a quarterly and annual basis for the next year. Moreover, the Company expects to continue to incur significant sales, marketing, and research and development expenses. Management’s plans for fiscal 2006 anticipate that product and maintenance revenues, together with the Company’s existing unrestricted cash and cash equivalent balances and borrowing capacity, will be sufficient to fund the Company’s cash requirements through at least June 30, 2006. However, management’s plans for fiscal 2006 include certain discretionary spending that is predicated on the Company’s ability to successfully market its products and generate the anticipated product and maintenance revenues during the year.

On June 1, 2005 the Company entered into an Agreement and Plan of Merger with Citrix Systems, Inc. (“Citrix”) and certain other parties including NCAR Acquisition Corporation, a wholly-owned subsidiary of Citrix (“NCAR”), and NCAR, LLC, a wholly owned subsidiary of Citrix (“LLC”), pursuant to which the Company will merge with NCAR (the “Merger”) with the Company continuing as the surviving entity. The Merger will be followed by a roll-up merger of the Company and LLC with LLC continuing as the surviving entity after the roll-up merger. On August 15, 2005, the Merger was consummated, and Citrix acquired all of the issued and outstanding capital stock of the Company (see Note 8, Subsequent Events).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries in India, Japan, and the United Kingdom. All significant intercompany balances and transactions have been eliminated.

1. Summary of Significant Accounting Policies (continued)

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiary in India is the rupees, in Japan is Yen, and in the United Kingdom is the pound. The Company translates the assets and liabilities of its foreign subsidiaries into U.S. dollars at the rates of exchange in effect at the end of the period and translates revenues and expenses using rates in effect during the period. Gains and losses from these translations are accumulated as a separate component of stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in the statements of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

Cash and Cash Equivalents

At June 30, 2005, cash and cash equivalents consist of highly liquid short-term investments with original maturities from the date of purchase of three months or less.

The Company’s cash and cash equivalents are maintained in checking and money market accounts. The carrying amount reported in the balance sheet for cash and cash equivalents approximates the fair value.

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high-credit quality financial institutions.

1. Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk and Significant Customers (continued)

A relatively small number of customers account for a significant portion of the Company’s revenues and accounts receivable. The loss or delay of individual orders could have a significant impact on revenues and operating results. No customer accounted for greater than 10% of total revenue for the year ended June 30, 2005. No customer individually accounted for more than 10% of accounts receivable at June 30, 2005. The Company does not require collateral to support credit sales. To reduce credit risk, the Company performs periodic credit evaluations of its customers. Allowances are maintained for potential credit losses and sales returns. The Company has not experienced significant losses to date.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided on the straight-line method over the useful lives of the assets, generally one to four years.

The Company periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful life of the property and equipment or render them not recoverable. If such circumstances arise, the Company uses an estimate of the undiscounted value of expected future cash flows to determine whether the long-lived assets are impaired. Impairment, if any, is determined using discounted expected future cash flows.

Inventories

Inventories consist of finished goods and are recorded at the lower of cost (as determined by the first-in, first-out method) or market.

Shipping and Handling Costs

Shipping and handling costs are classified as a component of cost of revenues. Customer payments for shipping and handling are included in net revenues.

Advertising Expenses

The Company accounts for advertising costs as an expense in the period in which they are incurred. Advertising expense for the year ended June 30, 2005, was approximately $321,000.

Research and Development Costs

Research and development expenditures primarily include personnel, related overhead, and materials expenses incurred to design, create, and test network infrastructure solutions. The Company expects to launch and market additional products within the coming 12 months. Software development costs incurred by the Company subsequent to the establishment of

1. Summary of Significant Accounting Policies (continued)

Research and Development Costs (continued)

technological feasibility which, based on the Company’s product development process, is established upon completion of a working model, and prior to general product release, have been insignificant. Therefore, through June 30, 2005, the Company has charged all such costs to research and development expense in the period incurred.

Revenue Recognition

The Company recognizes product revenues from direct sales and sales made through resellers and other channel partners when persuasive evidence of an arrangement exists; delivery and customer acceptance, where applicable, has occurred: the fee is fixed or determinable, and collectibility is probable. Product revenue is deferred when the Company: (i) has to obtain customer acceptance, or (ii) has provided price protection and/or right of return on products unsold by resellers and channel partners, in which case, revenue and related costs are deferred until those obligations are met.

The Company uses the residual method to recognize revenue when an agreement includes one or more elements to be delivered at a future date and fair value of all undelivered elements exists. Fair value for undelivered elements is based on normal pricing for those elements when sold separately and, for training and installation, is additionally measured by third party sales prices for comparable services. The revenue associated with customer support contracts is deferred and recognized ratably over the period of obligation. The revenue associated with service arrangements is primarily derived from fees for product installation and is recognized when the service is performed.

The Company’s products carry a warranty that includes factory repair services or replacement parts as needed. The Company estimates expenses for the cost to repair or replace products that may be returned under warranty and records the amount in the cost of sales in the same period that the related revenue is recognized. The Company estimates the expense based upon actual experience or for specific product warranty problems that are identified after shipment.

Accounts receivable is recorded net of allowance for doubtful accounts and sales return reserve. The Company regularly reviews the adequacy of its accounts receivable allowance and sales return reserve by considering the accounts receivable aging, customer concentrations, the customer’s expected ability to pay, and the collection history of each customer. The Company reviews any outstanding past due balances to determine if an allowance is appropriate based on the risk category using the factors discussed above. In addition, the Company maintains an additional allowance for doubtful accounts for all invoices by applying a percentage based on the age category. The allowance for doubtful accounts represent management’s best estimate, but changes in circumstances relating to accounts receivable may result in a requirement for additional allowance or reserve in the future.

1. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Company accounts for employee stock option grants using the intrinsic-value method and has adopted the disclosure-only alternative for the effect of accounting for such grants under the fair-value method. Accordingly, no stock compensation is recognized for stock options granted to employees with an exercise price equal to the fair value of shares of common stock for accounting purposes. The Company accounts for stock options granted to nonemployees under the fair-value method using the Black-Scholes option-pricing model.

Pro forma information regarding net loss is required as if the Company has accounted for its employee stock options under the fair-value method using the minimum-value option model. The fair value of these options was estimated at the date of grant using the following weighted-average assumptions:

Risk-free interest rate	3.72%
Dividend yield	0.00%
Weighted-average expected life	5 years

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense on a straight-line basis over the options’ vesting period.

The following table illustrates the effect on net loss if the Company had applied the fair-value method:

Net loss, as reported	$(13,285,758)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	1,088
Less: Total stock-based compensation expense determined under the fair value method for all awards, net of related tax effects	(163,962)

Pro forma net loss	$(13,448,632)

The weighted-average fair value of stock options granted during fiscal 2005 was $0.2825 per share.

In fiscal 2006 the Company must adopt FASB Statement No. 123R “Share-Based Payment” (SFAS 123R), which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”. Under SFAS 123R, all shared-based payments to employees, including grants of employee stock options, are to be expensed in the financial statements based on their fair value determined by applying a fair value measurement method. The adoption of SFAS 123R will have a material impact on the Company’s financial position and results of operations.

1. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes under the liability method, which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Comprehensive Income (Loss)

For the period presented, the comprehensive loss is materially equal to the net loss and has been disclosed in the statements of stockholders’ equity. Accumulated other comprehensive loss at June 30, 2005, relates to currency translation adjustments.

Fair Value of Financial Instruments

The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the short period of time until their maturity.

Recent Accounting Pronouncements

In June 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“SFAS 154”). The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. Opinion 20 previously required that such a change be reported as a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe this pronouncement will have a material impact on its financial results.

In November 2004, the FASB issued Statement of Financial Accounting Standard No. 151, “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 clarifies treatment of abnormal amounts of idle facility expense, freight, handling costs and spoilage, specifying that such costs should be expensed as incurred and not included in overhead. The new statement also requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. The provisions in SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Companies must apply the standard prospectively. The Company does not believe the impact of this new standard will have a material effect on its financial statements or results of operations.

2. Property and Equipment

Property and equipment consist of the following:

Computer equipment	$6,327,997
Furniture	183,023

6,511,020
Less accumulated depreciation	(4,343,096)

$2,167,924

3. Warranty Accrual

The Company generally sells its products with warranty for a period of 12 months from the date of shipment. A provision for the estimated cost of the warranty is recorded at the time revenue is recognized. The Company estimates the costs that may be incurred under the warranty and records a liability in the amount of such costs at the time the product is shipped. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Changes in the Company’s product liability, which is included in other accrued liabilities on the consolidated balance sheet, is as follows:

Balance, beginning of the year	$98,360
Provision for product sold during the year	311,850
Settlements made during the year	(238,010)

Balance, end of year	$172,200

4. Financing Arrangements

On November 7, 2003 and subsequently amended, the Company entered into an accounts receivable purchase agreement (the “Purchase Agreement”) with a financial institution. Under the Purchase Agreement, the Company may sell certain of its receivables and customer purchase orders to the financial institution on a full recourse basis for an amount equal to 80% of the face amount of such purchased receivables and customer purchase orders, with the aggregate face amount of purchased receivables not to exceed $2.5 million and with an aggregate face amount of purchased customer purchase orders not to exceed $1.25 million. The aggregate amount of all outstanding advances may not exceed $2.0 million. The Purchase Agreement expires November 3, 2005 and from year to year thereafter until terminated by either party and payments are due monthly. In connection with the Purchase Agreement, the Company granted the financial institution a security interest in substantially all of its tangible assets, other than intellectual property, in which the Company granted a negative pledge. The Purchase Agreement includes certain nonfinancial covenants with which the Company must comply. The Company is required to pay a monthly finance charge equal to prime plus 2.5% or prime plus 1.0%.

4. Financing Arrangements (continued)

Per annum of the average daily gross amount of unpaid purchased receivables and an administration fee equal to either 0.75% or 0.15% of the face amount of each purchased receivable, depending upon the Company’s financial position. Since the Company’s obligation to repay the financial institution is not conditioned on the collection of the related accounts receivable balances, the Company recorded the amounts due under this agreement in current liabilities. As of June 30, 2005, the Company had zero outstanding under the Purchase Agreement and the Company terminated the Purchase Agreement in June 2005.

In December 2003, the Company entered into a loan agreement with a financial institution that provided up to $3,000,000 under a revolving line of credit bearing interest at prime less 0.5% but in no case less than 3.5% that matures on December 31, 2005. The revolving line of credit was secured by a certificate of deposit to be maintained by the Company at the financial institution. This certificate of deposit was included in restricted cash in the accompanying consolidated balance sheet. As of June 30, 2005 the Company had no outstanding borrowing under the revolving line of credit and terminated the loan agreement in June 2005.

5. Stockholders’ Equity

Preferred Stock

The Series 1 convertible preferred stock (“Series 1 preferred stock”) and the Series 2 convertible preferred stock (“Series 2 preferred stock”) have a liquidation preference of $1.10 and $5.6455 per share, respectively, plus all declared and unpaid dividends. The Series 1 preferred stock and Series 2 preferred stock are entitled to a noncumulative dividend at the rate of $0.088 and $0.452, per share per annum, respectively, when and if declared by the board of directors, in preference and priority to any common stock dividend.

The holders of the shares of Series 1 preferred stock and Series 2 preferred stock (“Series preferred stock”) are entitled to one vote for each share of common stock into which such share may convert. The holders of Series preferred stock have the right at any time, at the option of the holder, to convert their shares into common stock at the exchange rate in effect at the time of conversion (currently 1-for-1), which is subject to appropriate adjustment for common stock splits, stock dividends, and similar transactions. Series 1 and 2 preferred stock automatically converts into common stock upon the closing of a qualifying initial public offering.

Stock Option/Rights Plan

The Company adopted the 1997 Stock Option Plan (the “Plan”), under which employees, directors, and consultants may be granted Incentive Stock Options (“ISOs”), Stock Purchase Rights (“SPRs”), or Nonstatutory Stock Options (“NSOs”) to purchase shares of the Company’s common stock.

The Company is authorized to grant up to 6,692,000 shares of its common stock under the Plan and up to 90,911 shares of common stock outside of the Plan. The Plan permits ISOs to be

5. Stockholders’ Equity (continued)

Stock Option/Rights Plan (continued)

granted to employees at an exercise price of not less than 100% of the fair value on the date of the grant as determined by the board of directors. For employees who own stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price must not be less than 110%. The Plan permits NSOs to be granted at an exercise price of not less than 85% of the fair value on the date of grant as determined by the board of directors. For service providers who, at the time of grant of such option, own stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price must not be less than 110%, and the term of the option shall be five years from the date of the grant or such shorter term as may be provided in the Option Agreement. Options that expire (generally ten years from the date of grant) are canceled and returned to the Plan. The term of the Plan is ten years. Options may be granted with different vesting terms as determined by the board of directors. The options generally vest at 12.5% upon completion of six months of service and 1/48 per month thereafter.

The following is a summary of activity under the Plan and outside of the Plan:

	Options Outstanding
	Number of Shares	Price Per Share	Weighted- Average Exercise Price
Balance at June 30, 2004	4,055,132	$0.1100 - $22.3390	$1.0526
Granted	1,664,118	$0.7900 - $ 8.9500	$1.6368
Exercised	(1,742,374)	$0.1100 - $ 1.5000	$0.1459
Canceled	(257,572)	$0.1100 - $22.3390	$0.6012

Balance at June 30, 2005	3,719,304	$0.1100 - $22.3390	$1.7720

The following table summarizes information regarding stock options outstanding at June 30, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
		(In years)
$ 0.1100 - $ 0.8000	2,399,621	8.53	$0.3676	1,013,468	$0.2640
$ 1.1600 - $ 3.1030	914,107	8.20	$1.2506	96,065	$1.4968
$ 6.5900 - $ 14.8930	385,790	7.41	$10.8118	234,442	$12.5339
$ 18.6160 - $ 22.3390	19,786	5.75	$19.9348	19,700	$19.9243

	3,719,304	8.03	$1.7720	1,363,675	$2.7443

Under the Plan, the Company may also grant stock purchase rights (“SPRs”) either alone, in addition to, or in tandem with other awards under the Plan. Exercise of these SPRs is made pursuant to restricted stock purchase agreements containing provisions established by the board of directors. These provisions give the Company the right to repurchase the shares at the original

5. Stockholders’ Equity (continued)

Stock Option/Rights Plan (continued)

purchase price. This right expires at a rate determined by the board of directors, generally at a rate of 12.5% after six months and 1/48 per month thereafter. The Company issued zero shares in the form of SPRs during the year ended June 30, 2005. At June 30, 2005, 109,166 shares of common stock, at a weighted-average exercise price of $0.1298, remained subject to repurchase under such restricted stock purchase agreements.

At June 30, 2005, there were 71,839 shares available for future grant under the Plan.

For the year ended June 30, 2005 the Company recorded stock compensation expenses of $142,924 related to stock options granted to consultants, service providers, and advisory board members. The value of the options was estimated using the Black-Scholes option pricing model. The unvested options have been and will continue to be marked-to-market until they vest using the estimated fair value at the end of each accounting period.

Warrants

The following warrants to purchase common stock were outstanding as of June 30, 2005:

Number of Shares	Exercise Price per share	Expiration Date
4,782	$28.83	October 1, 2007
2,479	$9.31	July 31, 2005
20,903	$4.665	Later of: (i) five years from the effective date of the Company’s initial public offering, or (ii) May 19, 2009

28,164

Deferred Compensation

The Company recorded deferred stock compensation in connection with the grant of certain stock options to employees and non-employees. Deferred compensation amounts are included as a reduction of stockholders’ equity. The Company recorded $189,075 in deferred compensation associated with these grants throughout the year ended June 30, 2005. The Company recorded amortization of deferred stock compensation expense in connection with these grants totaling $142,924 during fiscal 2005.

5. Stockholders’ Equity (continued)

Shares Reserved

Common stock reserved for future issuance at June 30, 2005, is as follows:

Stock Option Plan	3,791,143
Warrants	28,164
Conversion of convertible preferred stock	15,360,645

19,179,952

6. Income Taxes

Income taxes of $48,042 for the year ended June 30, 2005, relate to current tax expense on income earned by foreign subsidiaries. The provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income rate of 34% to loss before taxes as follows as of June 30, 2005:

Expected tax provision (benefit)	(34%)
State taxes, net of federal benefit	(6%)
Change in valuation allowance	40%
Research and development credit	—
Foreign tax benefit	(1%)
Other	1%

—

The components of net deferred tax assets are as follows as of June 30, 2005:

Net operating loss carryforwards	$26,479,918
Credit carryforwards	1,103,112
Reserves and accruals	1,809,972
Capitalized research and development costs	884,813
Other	45,102

Total deferred tax assets	30,322,917
Less: valuation allowance	(30,322,917)

Net deferred tax asset	$—

The valuation allowance increased by $5,352,000 and $4,500,000 during the years ended June 30, 2005 and 2004, respectively. Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

As of June 30, 2005, the Company had federal and state net operating loss carryforwards of approximately $71,112,000 and $38,366,000, respectively. The Company also had federal and state research and development tax credit carryforwards of approximately $617,000 and

6. Income Taxes (continued)

$634,000 respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2006 if not utilized.

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

A subsidiary of the Company has a tax holiday valid for a period of 10 years from April 2002, under which 90% of the subsidiary’s profits are not subject to tax. The subsidiary did not have taxable income for the years ended June 30, 2005 and 2004 due to prior years’ net operating losses carried forward.

7. Commitments and Contingencies

Operating Commitments

Future minimum lease payments under noncancelable operating leases having initial terms in excess of one year as of June 30, 2005, and other noncancelable commitments are as follows:

Operating Commitments
Years ended June 30,
2005	$1,041,568
2006	956,615
2007	702,139
2008	461,150
Thereafter	—

Total minimum payments	$3,161,472

The Company’s rental expense under operating leases for the year ended June 30, 2005, totaled $972,079.

In connection with the Company’s operating lease for its corporate headquarters, the Company is required to provide a standby letter of credit of $65,320, through March 31, 2009, unless the lease is terminated earlier. The standby letter of credit is fully collateralized by way of a restricted cash certificate of deposit with a financial institution that the Company recorded as restricted cash on the consolidated balance sheet. Total interest earned in the restricted escrow accounts for the year ended June 30, 2005 was approximately $435.

7. Commitments and Contingencies (continued)

Licensing Termination Arrangement

In connection with the Company’s technology licensing agreement with F5 Networks, Inc, (“F5”) in the event of a change of control during the term of the licensing agreement that expires in March 2008, at F5’s option, the Company will be obligated to pay the lesser of: (a) a royalty equal to the lesser of (i) 1% of the sales revenue for products incorporating the licensed patent or (ii) $175 per unit; or (b) a lump sum royalty equal to $1,650,000 less the amount of any royalties paid to F5. (See Note 8, Subsequent Events)

Other

From time to time, the Company may be subject to claims, which arise in the normal course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, the ultimate disposition of these claims will not have a material adverse effect on the Company’s financial position, cash flows or results of operations. However, depending on the amount and timing, an unfavorable resolution of a matter could materially affect the Company’s future results of operations or cash flows in a particular period.

8. Subsequent Events

On August 15, 2005, Citrix acquired all of the issued and outstanding capital stock of the Company in exchange for $140,100,000 in cash and approximately 6,600,000 shares of Citrix’s common stock. Citrix also assumed certain options of the Company upon the closing of the transaction.

In accordance with the terms of the technology license agreement with F5 (see Note 7, Commitments and Contingencies – Licensing Termination Arrangement), the Company made a termination payment of $1,275,000 in October 2005 in full satisfaction of its obligation.